Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of International General Insurance Holdings Ltd. (the “Company”) on Form S-8 of our report dated February 7, 2020, with respect to our audits of the financial statements of Tiberius Acquisition Corporation as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which are included in the Registration Statement of the Company on Form F-1 filed with the U.S. Securities and Exchange Commission.

/s/ Marcum llp

Marcum llp
New York, NY
June 3, 2020